                          California Public Employees'
                                Retirement System
                          Lincoln Plaza, 400 "P" Street
                          Sacramento, California 95814


                                 October 8, 1997


Catellus Development Corporation
201 Mission Street
San Francisco, CA 94105

Attn:  Nelson C. Rising, President
       Kathleen Smalley, General Counsel

                         Re:  Request for Registration
                              ------------------------

Ladies and Gentlemen:

        Reference is made to the Registration Rights Agreement dated as of December 29, 1989 by and among Catellus Development Corporation (the "Company") and certain other persons (including CalPERS' predecessor in interest), the First Amendment to such Agreement dated as of January 29, 1993, and the letter agreement between the Company and CalPERS dated November 14, 1995
(collectively, the "Registration Rights Agreement"). CalPERS hereby requests pursuant to Section 3 of the Registration Rights Agreement that the Company promptly file a registration statement under the Securities Act of 1933 covering the registration of 18,975,000 shares of the Company's common stock currently held by CalPERS (including up to 2,475,000 shares to cover overallotments). CalPERS intends to distribute the shares of common stock covered by this request by means of an underwritten public offering in accordance with Section 3(b) of the Registration Rights Agreement.

                                        Very truly yours,

                                        CALIFORNIA PUBLIC EMPLOYEES'
                                        RETIREMENT SYSTEM



                                        By: /s/ DAVID GILBERT
                                            ----------------------------------
                                            David Gilbert, Senior
                                            Real Estate Investment Officer





                                Page 7 of 7 Pages